Exhibit 99.2


Operator: Good day, everyone, and welcome to the Multimedia Games first-quarter fiscal year 2004 conference call and webcast. Today's conference is being recorded and will be available for replay by dialing 888-203-1112 or 719-457-0820 and enter the passcode, 763 616, followed by the pound key.


Once today's presentations are complete, we will conduct a thirty minute question-and-answer session. At this time for opening remarks and introductions, I'd like to turn the conference over to the President and Chief Executive Officer, Mr. Clifton Lind. Please go ahead, sir.


Clifton Lind, Multimedia Games - President, CEO: Welcome to Multimedia Games' fiscal 2004 first-quarter conference call. On the call with me today is Craig Nouis, our CFO. Before we get to the heart of the call, Julia Spencer will make a few cautionary comments.

Julia Spencer, Multimedia Games - Manager, Investor Relations: Thank you, Clifton. I need to remind everyone that today's call and simultaneous webcast may include forward-looking statements within the meaning of applicable securities law. These statements represent our judgment concerning the future and are subject to risks and uncertainties that could cause our actual operating results and financial conditions to differ materially. Please refer to the risk factor sections of our recent SEC filings. Today's call and webcast may include non-GAAP financial measures within the meaning of SEC regulation G. A reconciliation of all non-GAAP financial measures to the most directly comparable financial measure calculated and presented in accordance with GAAP can be found on our web site at www.multimediagames.com in the Investor Relations section.


I will now turn the call back to Clifton.


Clifton Lind: Today Multimedia reported its FY Q1 `04 results with earnings per share of 48 cents, which is ahead of the guidance that we provided when we reported our year-end results in November. We also reported record first-quarter revenues, which rose 32 percent over the same quarter last year, and record first-quarter EBITDA, which rose 16 percent over the same quarter last year.


In today's release, we provided in-depth details of these results, and Craig will expand upon them in his commentary momentarily.


Also in this morning's -- this afternoon's release, we addressed the operational matters which we believe are the most relevant to Multimedia and most pertinent to those who follow the Company. Given the details and the content in the announcement, I want to avoid being redundant in my remarks in order to maximize the amount of time for the best part of the call -- your questions. However I do want to spend a few minutes reviewing what we believe were the Company's major accomplishments during the first quarter.


First, revenue diversification is proceeding as we expected and planned. We're actively leveraging our central determinant capabilities, technological strengths, and knowledge of the Native American gaming market to deliver new products to serve our traditional Class II and Class III customers, as well as developing innovative new products for new markets.


The two products we recently released in new markets are performing above the network average of our Class II New Generation offerings.


By design, we expect that the majority of our future new unit placements will be outside of our Class II Oklahoma market. Second, we are reconfirming our guidance for FY `04. Craig and I take this process very seriously. We would not be reverifying our guidance without thorough and thoughtful consideration and analysis of all of the challenges and opportunities facing the Company.


Third, during the quarter, we made significant investments in new markets and new products to support our future growth. And these investments impacted our Q1 earnings per share.


Fourth, during the quarter, we redirected the focus of our various technological teams to new business opportunities, as we believe that these new business opportunities are the cornerstone for the Company's future growth. This decision reflects our belief that our entry into new markets and diversification of revenues is in our shareholders' best interest. In making this decision, we also considered the regulatory and competitive landscape in our core markets, and intentionally delayed the release of new gaming engines, and rescheduled the deployment of Gen4 gaming systems and the new content that it supports.

The ability to act quickly and decisively, and to execute precisely when an opportunity arises is a unique competitive advantage. This is what we do best. And we have a great track record of navigating the dynamic regulatory, competitive, and political environments to the benefit of our customers and shareholders.


Fifth, we remain focused on providing exciting new products and content for the Class II segment. At the most opportune time, we will strategically deploy new systems and new gaming engines and new content for this important market.


During the last quarter, our shareholders received our 2003 annual report, in which I agreed to pose in track shoes. As most of you know, this is not my normal footwear. However, it was important to drive home the point that we highlighted in our letter to our valued shareholders: MGAM is not only an innovative technology leader but it's also reactive and will relentlessly, tirelessly, intelligently and tenaciously work hard to capture opportunities, and we do not intend to let others beat us at our own game.


MGAM has built a strong financial foundation, and with our expected results this year, it will only get stronger. We believe that there are more potential applications for MGAM's technology than ever before in the Company's history. And we are intent on mining the best ones for our shareholders. I think that it is evident from the release and the reconfirmation of our FY 04 guidance that MGAM has high-growth expectations going forward.


Over the last quarter, it has become clear that our technological capabilities and Central Determinant Systems are both flexible and among the most advanced in the gaming industry today. We continue to try to strive continuously to improve our systems, our technology, our content and our service in order to offer the highest earnings and most enjoyable gaming options for the Class II market for any economic or regulatory climate that we may face.


Since 1988, when we entered this market, we've repeatedly shown that we are capable of navigating the unique technological and regulatory demands in this market, and our tribal customers can expect us to provide innovative products to enable them to make their properties as successful as they can be.


Our customer focus, which has served us so well in the past will surely serve us well in the future. I would now like to turn the call over to Craig. Craig, would you please review the financials?


Craig Nouis, Multimedia Games - CFO: Earlier today, we reported diluted earnings per share of 48 cents for our first fiscal quarter compared to 50 cents in the first quarter of last year and EBITDA of $19.2 million in the quarter, compared to $16.5 million for last year's first-quarter. First-quarter EBITDA, net income and earnings per share all exceeded the guidance we provided on November 24th, 2003.


As expected, net income and earnings per share were impacted by start-up costs related to the New York Lottery Central System, [and] representing approximately 5 cents per diluted share during Q1 -- an overall increase in SG&A expenses and by a higher level of depreciation and amortization associated with the higher average installed base of Class II player stations.


Net income and earnings per share for the current fiscal year Q2 and Q3 will continue to reflect certain start-up costs for the New York system. We currently believe that the New York Lottery project will be break even for Multimedia's fourth quarter. We provided a lot of financial details in the press release this afternoon, so I will limit my comments here to just a few specific quarterly highlights.


Our first-quarter results benefited from the recurring revenue generated from 10,132 Class II player stations, with 8,842 of those player stations being what we classify as New Generation units, which have a higher hold per day than our Legacy units. Our results for Q1 also benefited to a small degree from placements late in the quarter of two new products -- our Tribal Instant Lottery Game and our offering for the charity bingo market. We also sold 239 Class III units in the quarter.


Net revenue from New Generation player stations was $27 million, compared to net revenue of $26 million in the September 2003 quarter. The increase in Next Generation net revenue is consistent with the increase in our average installed base, from 8,351 units for the quarter ended September 30, 2003, compared to 8,833 for the quarter ended December 31, 2003.


This equates to net revenue per player station per day from New Generation games of approximately $33 for the December 2003 quarter, compared with net revenue per player station per day for New Generation games of approximately $34 for the September 2003 quarter.


I want to point out our entrance into the new markets -- both the charity bingo and the Tribal Instant Lottery Game -- that were discussed in the press release this afternoon. Previously, our net income on our income statement had two line items relating to current gaming revenues -- one for Class II revenues and one for Class III. Reflecting the Company's entry into these new markets late in December's quarter, the Class III line item has been renamed to "Other gaming revenues," which will include the recurring revenues from Class III in Washington State, as well as the recurring revenues from charity bingo, and from the California Tribal Instant Lottery Game market.


If any other products currently classified in "Other gaming revenues" or any new products we introduce in the future begin contributing at least 10 percent of our total revenues, they will be broken out as a separate line item on the income statement.


Our cash balance as of December 31 was approximately $6.4 million. The lower cash level compared to September 30, 2003 reflects the Lytton loan advance made in the early part of Q1. Cash levels at December 31, 2003 also reflect the fact that we paid down "Accounts payable and accrued expenses" during the December quarter by an aggregate of approximately $9.5 million.


As we previously disclosed, we received a commitment from our bank to increase our credit facility by $10 million, which will provide us access to a total of $25 million, with a current availability of $15 million as of December 31, 2003. We continue to believe, given the current interest rate environment and our overall capital structure, that our debt level is conservative and gives us flexibility with our cash and balance sheet to take advantage of growth opportunities such as funding, travel, gaming facility, development, and expansion.


Notes receivable increased significantly during the December quarter, from $4.2 million as of September 30, to $24.6 million. The increase primarily reflects approximately $21 million advanced to the Lytton Rancheria of California in October, which [sum] was used to facilitate the transfer of land in San Pablo, California in trust for the Lytton Rancheria.


In December 2003, the loan converted from a bridge loan to a term loan, with all principal and interest being due late in the current calendar year. Inventory increase from $14.2 million at September 30, 2003, to $18.2 million at December 31, 2003. [This was] primarily a result of purchasing additional component parts in order to have sufficient levels to produce the player stations we expect to deploy, as well as for back-office systems in Class II and Class III facilities.


As of December 31, 2003, Multimedia had 560 finished player stations in inventory, at a cost of $3.5 million, and component parts inventory of $14.7 million.


Finally, as disclosed in our 10-K, the Company has notes receivable from Clifton [Lind] for approximately $1.5 million, which were the result of a non-cash transaction contemplated by his employment agreement which facilitated the exercise of certain options he was granted. Consistent with the terms of the management agreement that was signed when Clifton was President in 1998, Clifton will be surrendering shares of the Company's common stock to satisfy the note balances. This will be reported as required through the SEC and a Form 4 filing and we want to make sure that our followers in the investment community are not taken by surprise and do not misinterpret this.


Now I will turn the call back to Clifton for a little more commentary on the December 2003 quarter and our strategic initiatives.


Clifton Lind: Thanks, Craig. MGAM has been investing heavily in systems, gaming engines, content, and products in order to have a broader offering for our gaming operators in 2004.


As always, we continually review new domestic and international joint venture opportunities, as well as strategic relationships that would facilitate more effective penetration of the markets that we serve. Clearly, there is a lot going on and we have made good progress in our efforts to expand geographically as well as to diversify into other markets where our core competency and technologies can allow us to quickly be successful in ancillary areas of the gaming industry.


Finally, please allow me to again acknowledge the fantastic team that we have here at MGAM. In the last quarter, many of you have visited with us at the tribal gaming facility in Oklahoma, north of Dallas, or here in Austin. As CEO, I cannot be more proud of the feedback that I get from these interactions with our staff and managers.


Our team is on the front line, every day, trying to meet our goal of continuously improving products and services for our customers. We are united in our commitment to provide the most outstanding service and response available in our segments of the market. Our staff is the backbone of this great organization.

I wish to make special acknowledgment of our CTO, our various technical teams, our customer support, and field service teams whom I called on this past quarter to simultaneously deploy, develop, and turn on three products for three separate new markets. They did an extraordinary job.


Just to make sure that they did not lose their enthusiasm or momentum, I've already developed a new list of No. 1 priorities for them to work on this quarter. I know that they will continue to contribute in the extraordinary fashion that they have done in the past.


Operator, let's open the floor to questions.


Operator:  [Operator Instructions]. Jeff Martin, Roth Capital Partners.


Jeff Martin, Roth Capital Partners - Analyst: Did I hear you correctly? You do not anticipate any more Class II units to be installed on a net basis in Oklahoma this year?


Clifton Lind: No, no, I'm sorry if that's what I said. I said we expect the majority of our future unit placements to be outside of the Oklahoma market. That's reflecting, Jeff, our expansion into the new charity markets and the California markets and markets outside of Oklahoma.


Jeff Martin: Sure, sure. How many charity markets do you think you will be in by the end of the year?


Clifton Lind:  We will be in at least two and probably three.


Jeff Martin: In your guidance, does it include any unit assumptions for Lytton, Clifton?


Clifton Lind: As we said at the last conference call, Jeff, there are no unit assumptions of any significance included, specifically, for Lytton.


Jeff Martin: And then, can you give us an idea of what kind of units incrementally we can anticipate on the Tribal Instant Lottery? Into the hundreds -- perhaps by the end of the fiscal year?


Clifton Lind: Jeff, we have a conversion under way at one of the facilities as we speak, which will involve about 100 units and, then, there are a number of other tribes that are in final negotiations with us for additional installations. Quite frankly, the number of units put on that system, as you can well imagine, will depend on the success or lack thereof of the current negotiations with the new governor. And we would be honored if that number grows to be a very significant and large number, Jeff, but we understand the tribes are all diligently and in good faith trying to negotiate with the governor to expand the current limit of 2,000 on the [Class III] units. And so our number of installations in the future will be more modest if that happens.


So that's just an extremely hard unit forecast for us to give right now.


Jeff Martin: Understandably. On your eight facilities under development contracts, how many of those are in Oklahoma?


Clifton Lind:  Those current eight are all in Oklahoma.


Jeff Martin:  And only one is up and running?


Clifton Lind:  That's correct.


Jeff Martin: Could you give us a schedule, perhaps, by quarter, of how many facilities will be up and running during the year?


Clifton Lind: There will not be any of those facilities up and running this quarter. One or two of the smaller facilities will be up and running by the end of our Q3 [FY 04] and the vast majority of them will be up and running at the end of our Q4 [04]. However, two of them, if the current schedule holds true, will bleed over into the first fiscal quarter of next year.


Jeff Martin: Okay, great and then finally, Craig, could you walk me through how you get a 2,841 unit increase? I assume that's year-over-year in New Generation games, because I -- given the table that you provide below that, I don't come anywhere near that number?

Craig Nouis: Yes -- hold on. The -- we have 6,001 New Generation games at the end of 12-31-02 and then 8,842 as of 12-31-03. That's New Generation games only.


Operator:  Bill Lerner with Prudential.


Bill Lerner, Prudential - Analyst: Just a few [questions] -- one, can you give us an update on the enforcement situation in Oklahoma? Have there been any tribes that have been forced to - what do the prospects look like? What's the trigger to get the incremental enforcement? Is it related to the DOJ/ Supreme Court situation? That's the first one.


Clifton Lind: First, there's been no enforcement since the week before Thanksgiving that we are aware of, and I think we'd be aware of it if there was.


Second, this week, [NIGC Commissioner] Cloyce Choney spoke yesterday in Oklahoma, and expressed some opinions about the compact, and on Thursday, Chairman Hogan is going to speak before an open session of interested parties that has been called by one of the sitting Republican congressmen in Oklahoma to talk about the potential compact. I think that there will be not any significant enforcement taken until such time as the Chairman has made his position clear. And, of course, it's up to the Chairman if and when any enforcement would be taken in the future. So it's really highly speculative for me to speak right now about what's going to happen because that's just something that's not at all in our control.


Whatever happens, we have new products to address either the situation where there is no enforcement or there is enforcement, or if there's progress made on the compact, then we have all the products we need to address that opportunity as well. But I can't give you any good speculation on that.


In addition, [on] the Petition for Writ of Certiorari -- later in February, we expect the Supreme Court to respond to that. Responses have been filed by the tribes -- at least one amicus brief has been filed; possibly a second one is in the process or has been filed but is not of record yet. There was a snow day yesterday in Washington, and so they may be running a day behind on posting things. But you know, that's obviously something that some of the tribes have some level of interest in and others seem to have not much curiosity about it. So, I think that this is going to be an interesting 30 days for our industry, and that we will all learn a lot in the next 30 days about what the future opportunities are and which games they will involve. But I can't give you any specifics that would help you in that regard.


Bill Lerner: That's helpful. Can I give you a follow-up here? Lots of concern out there, regarding new competition, obviously, IGT talking a lot about getting into the [Class II] market. What can you tell us to give some incremental comfort about a scenario where IGT gets involved -- perhaps in the next six months or less.


Clifton Lind: Certainly IGT is one of the best-managed companies in America, and they have the financial resources and the technical talent, and the sales team to be very aggressive in our marketplace. I think that we will see a product for them in this next quarter at least in beta tests, that is, according to the Company's management, and certainly, they have the capability of making good on that. I do not expect that they are going to be anything other than a good competitor. We have said publicly before, that as a public company and a licensed company, they will be better competition for us than what we have put up with in the past, being the only public company and the only company that was licensed in a large number of multiple jurisdictions in this industry.


So, I feel that we will continue to be the market leader. I feel that we will continue to be the innovator. It is clear that IGT will bring good products to the marketplace. They have a large stable of content which is readily recognized, and has proven to be an asset in other markets. There's no reason to believe [the games] won't be recognized and an asset to them here, but we intend to be a tenacious and dynamic competitor in this market and we plan to hold our own and plan to hold our current position in the market.


Bill Lerner: Just one last follow-up on that one, Clifton. To the extent that they do get involved, which is a foregone conclusion now, what percent of your revenue on a pro forma basis after all these development deals move forward, what percentage of your revenue is locked up in your long-term agreement, either in a Class II or Class III scenario?


Craig Nouis: Right now with our development agreement, if you look at our revenues from the past quarter, roughly 32 percent of those revenues are covered under the long-term agreements.


Operator:  [Operator Instructions] David Bain with Seidler Company.

David Bain, Seidler Company - Analyst: You know just circling back on the placement, and I know it's tough to do this quarter over quarter, but I'm trying to figure out if the Legacy units and the MegaNanza(R) units -- were they converted to RTBs?


Clifton Lind: MegaNanza units were definitely all converted to Reel Time Bingo(TM) [units]. The Legacy [games], as we historically have always found, since they are slower play, and do not earn as much for the tribes, historically, over a quarter we usually pull out probably about 200 of those. We expect that to plateau here at some point in the near future.


Right now, the Legacy units are just about 1,290. We may see a little bit more decline in that balance, but like I say, there's a loyal base of players out there who really enjoy that Legacy game, so we'll always have some out there.


David Bain: So with regard to the Real Time Bingo, [you] probably didn't see too many placements, if any, or increase in the actual new installs, is that -- is it getting a little lumpy? Is it more like now [that] you have these new game titles coming out to increase hold per day, [and] wide-area progressives, is there something that will pick that up on an organic basis, outside of the development deals later this year?


Clifton Lind: Yes the first thing is, David, we had a significant number of machines in California that converted from Real Time to the new lottery game system, that was a better match for the games that they have on the floor. So those conversions impacted it. Also, when we made the decision at the request of the California tribes to focus on getting the lottery system out on an expedited basis two months before we had expected to deliver it to them, and when we made the decision to simultaneously deploy at the two racetracks [in Alabama], I had to make a decision to refocus our development teams and our installation teams on those new markets, and pull them out of the Class II markets. That means we made a conscious effort to stop the installation of the Gen4 gaming system, which supports the new progressive games and the new bonus-round games, so the fact is, that we did not have any significant new game offerings for the Class II tribes during last quarter, and so there wasn't something for us to go in and say, "Look, we've got this new product. Why don't you give us more floor space?"


Now that we will have New York -- the first hall up and running tomorrow if weather permits, and the lottery approves, and we are about to finish the second installation of the tribal lottery system in California, we will be able to refocus our teams on installing the Gen4 system back in our Class II customers' [halls] which will let us roll out these new products, and that will let us stimulate the need for new placements.


David Bain: And using the guidance, can you give us an idea sort of the revenue mix outside of Class II in `04 and maybe what you're envisioning for `05 as a percentage of revenue? Or is that not something you want to do today?


Clifton Lind:  I'm sorry -- could you repeat that?


David Bain: Kind of the revenue mixes are diversifying into five different markets, and some are Class II, some are Class III or whatnot; what is outside of Class II in terms of your guidance as a percentage of revenue?


Craig Nouis: Like Clifton had mentioned, we are aggressively trying to place a large number of units -- both in the charity market and the tribal Indian lottery games. And so, a higher and higher percentage of our placements will be outside of Oklahoma. So we expect that percentage to continue to grow.


David Bain: Okay. Okay. And then I noticed the NIGC had called for a tribal representative to kind of discuss Class II, and maybe that person would be beneficial in enforcement action or maybe deciding what is Class II in a way and guidelines...


(Multiple Speakers)


Clifton Lind: Oh, are you talking about the call for the four people to support their new process by which they would classify games and then follow up with the enforcement of the games they've had for nominees from the tribes?


David Bain: Yes, and I wondered if you see that as a step in the right direction in getting enforcement action on the way -- do you think the tribes will take a more aggressive stance, maybe allow them to go back and review some of the opinion letters written or any changes?


Clifton Lind: I think that is really a part to the Commission's long-discussed plans to revise the overall game classification process. And get the burden of classifying games off of for the staff and that would free them up to focus on other things, potentially enforcement. But the fact is, I think that they will have to first ask for consultation with some of the tribes on -- and I think they intend to do that, so I don't think that process is going to result in an extremely quick new set of rules and new enforcement effort just out of that process alone.


Because the Commission is very diligent in going around the country and making sure they give all the tribes a chance to express their opinions of any new process, and I am sure that will take place here.


David Bain: Just a last one. The instant lottery product, that can be leveraged out in other markets? Is that something in the foreseeable future?


Clifton Lind: Let me first say, that the one that is running in California is the one that was developed specifically with features that were specified by specific tribes out there. But it is an example of the flexibility of our Central Determinant System, in that we would gladly modify that system to fit in other markets, either Class III Native American or even other lottery markets outside of Native American gaming.


David Bain: Right, and I assume you're collecting IP [Intellectual Property] along the way.


Clifton Lind:  Yes sir.


Operator:  David Rainey with Akre Capital Management.


David Rainey, Akre Capital Management - Analyst: Couple of questions. The first is when do you think you'll have Gen4 rolled out across Oklahoma?


Clifton Lind: We have 13 halls on it now, David, and as soon as the teams get back from New York next week, they'll start rolling it out again. It will probably take, depending on how we split up our teams between Washington State, Oklahoma, and California -- it will probably take up to 60 days to get it rolled out to the rest of the tribes.


As you know, that is a complete hardware reinstallation as well as the new software. So, it is not just a software download like game changes or other changes have been in the past.


We've scheduled each one of those with the individual operators. And so we have to fit into their schedule as well. So it's a little bit of a logistical effort to make sure that we are supportive of the needs of the individual operators, and not just doing it on our own schedule.


David Rainey: So your estimate of when Oklahoma would be completed would be in June, end of September?


Clifton Lind:  No, no, no, no. It could be done as soon as 60 days, so ...


If everything fell into place it could be by the end of this quarter, but it will probably bleed over into the first 15 days of April, anyway.


David Rainey: Great, and my second question is, as it relates to charitable gaming -- you said earlier to a question that you would be in two, maybe three markets by the end of the year. Is that right?


Clifton Lind:  That is correct.


David Rainey: And when we think about Alabama today, is Alabama one market or two?


Clifton Lind:  It's one.


David Rainey:  So you're talking about incremental states.


Clifton Lind:  That is correct.


David Rainey:  Are they all in the continental United States or...?


Clifton Lind:  Yes. Thank you, David.


Operator :  David Katz, CIBC World Markets


David Katz, CIBC World Markets - Analyst: Congratulations, guys, solid quarter. I just wanted to talk for a minute about the system average, if we could, and I think in Craig's comments you said on a net basis, New Generation was $33 in the quarter. Did I get that right?

Craig Nouis:  That is correct.


David Katz:  So, does that include the lottery product and the charity product?


Craig Nouis: No that's -- when we compute the New Generation, that's referring to the Class II New Generation games, excluding both the charity and the lottery.


David Katz: So your expectation, at least for the lottery game and for the charity markets, in terms of relative to the system average, obviously, I am not looking for exact numbers just yet because it is a little early, but what are your expectations as to how those two products will do relative to the system average? And my expectation also is that they will -- your revenue share is somewhat lower than the 30 percent achieved historically in other places. So if you could guide me a little bit there, I'd appreciate it.


Clifton Lind: Sure, David, listen. All of the charity markets will have different expectations. This particular market is unusual in that it is a market in which we could roll out a fairly entertaining game on the first round. And so we were able to go into that particular market with a bingo game that used entertaining graphics such as spinning reels. That will probably be the exception. So I want to say this current market that we're in is exceeding, as I said, the average, and it is on a matrix pricing situation because of the size of the number of units that are included in the initial and the planned installs there.


So it is certainly not going to be consistent with what we charged the smaller halls that have a very small number of machines.


In the California lottery systems and in other lottery systems, if they are going into large casinos that have a potential or initial installation of a large number of machines, they will also qualify for matrix pricing. And the larger the number of machines and the higher the holds, then the larger the discounts that they will earn. And, certainly, the California video lottery system is one of those systems that is both far exceeding averages for the Class II market, and is also going to qualify for the matrix pricing that we make available to our large customers in Oklahoma as well.


David Katz, CIBC World Markets - Analyst: Okay, could we shift onto something else and talk about the compact for a minute? It's an issue that's been historically out there for a while. If you could just sort of color us in on what in the landscape is changed? And then what are the tribes thinking about? My expectation is that it would've been difficult to get the major tribes to agree on something like this. How realistic do you think it is, and sort of, where are their heads at as far as you can tell?


Clifton Lind: First I would not presume, David, to speak for the tribes. They are better positioned to speak for themselves, but let me say that for a number of reasons, for at least the last eight years, there have been compact negotiations. For a large number of reasons, they have never resulted in a compact that was signed and embraced by the majority of the tribes. The fact that these negotiations are back in the press at this time is not a surprise, and in fact, as I have told nearly everyone in all of our public communications, I think there will always be active compact negotiations going on in Oklahoma, because there are several of the tribes that have fines pending, and as long as they are in active good-faith negotiations, the payment of those fines is deferred. So there will always be discussions.


Now, the most important issues that were present last year that are also relevant this year have to deal with the fact that all of the parties at the current time have old or slightly new pressures on them to move forward with the compact. For example, the state has a specific need to provide some additional funding for school finance for its teachers. That was something that two years ago was not a pressing need for the state, and so the state didn't have the same incentive to be flexible that it does now. The filing of the Petition for Writ of Certiorari has probably heightened the interest in some tribes in having a compact because they don't want to lose what they have today, and let me say that in nearly all cases the types of games that are covered by this compact are games that are running today in various locations in Oklahoma -- either instant bingo games, or skill games or other games that are not your typical California Class III games. These are not slot machines or video slot machine games.


In addition, the tribes have always had a very active interest in having poker, certain forms of blackjack, and other table games available. The state appears to be slightly more flexible in that regard this year, and of course, the major situation is that the racetracks and the horsemen also have a need to find some additional financial support of their industry.


And everybody has an ongoing but sort of heightened interest in working together, at least up to this point. Now I don't presume to speak for the tribes. There have always been the votes in the Senate to get this passed. It's not clear that there are votes in the House yet but certainly the governor's staff and the proponents of this are going to work very hard to try to get this votes they need. This is an election year in thoughts of the people that are currently in the House but [who] have not supported this in the past.


I just want to say that whatever happens, Multimedia is prepared to provide the products to the tribes that the tribes would need either if they continue Class II gaming, have "Class Two and a Half" gaming, such as this compact covers, or does a combination of the two. We've always felt that what is best for the tribes is best for our industry and, therefore, best for us, and that continues to be our belief. We will support the tribes in whatever direction they intend to go here.


David Katz: If you had your choice, which do you think would be better for MGAM's business, the compact or no compact?


Clifton Lind: I have to say this and I've said this publicly before. The compact would at least create a level playing field for us. Since our competitors today are offering games that we have chosen not to offer because they're not in favor with the Commission, yet our competitors continue to offer those games, we are at a competitive disadvantage. The good thing about the compact, [is that] the compact would allow us to offer any type of game that the other competitors are offering today. We certainly think that it would be better to have a compact if there is not going to be a level playing field for us to compete on, because we think our content and our systems will help us maintain our leadership position with our current customers.


On the other hand, if there is a compact, it will certainly make it easier for the other licensed public companies that have announced an interest in Class II gaming to also enter the market in Class III gaming.


So I think that there are pros and cons. And I could truly say as I say to my tribal customers who ask how we feel about this, we're willing to support any path, and feel that we will have exciting products to offer you whichever way the market goes.


Operator:  Jeff Martin with Roth Capital Partners.


Jeff Martin: Wanted to get an update from you on whether you still feel that you're on the pace for 600 incremental net placements per quarter throughout the year?


Clifton Lind: Certainly, throughout the balance of the year we expect to exceed that.


Jeff Martin: Will the majority of those be in non- New Generation games i.e., the instant lottery and the charity markets?


Clifton Lind: Let me say that they have -- currently we believe that that's the case. Depending on what happens in Oklahoma, it could be a close call, because after we roll out our New Generation systems we are going to be very aggressive in our placements. And don't forget at the end of this fiscal year and the start of the next fiscal year, we have the new halls that are covered by our development agreements coming on.


So they will take a large number of New Generation games, assuming that Oklahoma is a -- remains a Class II environment.


Jeff Martin: Okay but those are existing customers already, correct, on the development facilities?


Well, would that be a replacement of games that are already in your count?


Clifton Lind: No, these will be additional units that would be placed in these halls where there's existing customers. There is at least one new customer included in that list.


Jeff Martin: Incrementally, what do those facility development contracts add to your New Generation base over the time of their complete roll out?


Craig Nouis: All of the agreements that we talked about that are in process should add about 2,000 incremental machines.


Jeff Martin: Okay, and you still feel you can fund that from internally developed cash? Or internally generated cash?

Clifton Lind: We feel that we have between our bank line and our internal resources that we will be able to fund that. That -- of course, David, we have a large loan to Lytton, which during this calendar year is scheduled to be repaid, and so a lot of this depends on whether there is early payment or scheduled payment of that loan. And whether or not we renegotiate that loan. So there's a big chunk of cash there -- that's a little bit difficult to predict this time, but we're not willing to have to go to the equity market, and we feel we have access, in any event, to bank debt or other debt to take care of all of our current commitments.


Jeff Martin: And then Craig, what was the operating cash flow number for the quarter?


Craig Nouis: It was a deficit of about $4.5 million. The reason why there was a deficit in this quarter was really driven by the fact that we paid down our accounts payable and accrued expenses by $9.5 million.


Jeff Martin:  Okay and what were some of those larger payables?


Craig Nouis: The largest majority of those payments were payments to manufacturers that were built up in our accounts payable last quarter.


Jeff Martin:  Okay, that just came in at the end of the September quarter?


Craig Nouis:  Yes.


Operator:  Bill Lerner with Prudential.


Bill Lerner: In trying to reconcile what you guys are saying about these development deals and the 2,000 incremental units, and trying to get a sense for the magnitude of potential upside in fiscal 2004, could you just give me a sense -- it seems like -- so you say 2,000 incremental units as it relates to development deals, but you also at the same time say 80 percent of the placements in the year will be outside of Oklahoma. And so I am presuming that that's outside of the new development deal, so that suggests a much higher number than working backwards from $2.64 in EPS would suggest $2.64 in EPS suggests maybe another 5,000 units or suggests 10,000. Just trying to get a sense for how conservative you're being. Is there a relative upside when you give guidance?


Clifton Lind: Bill part of - like Clifton had mentioned earlier, a couple of these will likely either be very late [in FY 04] or bleed into the next fiscal year. That includes the -- probably the largest in-process deal, which will have a sizable portion of those 2,000 units -- incremental units.


Operator: At this time, that would conclude today's question-and-answer session. I would like to turn the conference back to our speakers for any additional or closing comments.


Clifton Lind: Well, first, I'd like to thank all of our long-term supporters and followers as well as the new ones who've come on recently and only recently had a chance to visit with and tell the story. I hope that today's call leaves you with the understanding that there is an exciting opportunity to dramatically expand our footprint in the gaming industry. I hope we've done a good job on giving you a deeper perspective on our wide-reaching initiatives to use our game and system design marketing and content and other skills to build further on MGAM's results over the last two years and deliver great results to you for the balance of 2004.


I also trust that our communications today are useful to you in understanding the direction we're going, the success we're having, the challenges we're overcoming and the many areas where we have prospects for continued growth. We are confident that our focus on expanding our revenue sources will prove to be beneficial to our shareholders in the upcoming quarters and the years ahead.


As I've just said, I feel that our team comprises some of the best talent in our industry, and through their continued contributions, we will continue to provide outstanding service and innovative products for our customers, and thereby be able to continue reporting outstanding financial results.


We relish the dynamic nature of the markets that we serve. We feel that we do our best when we are in the midst of "interesting times." We look forward to reporting to you again on our further progress. Thank you.


Operator: Thank you for your participation on today's conference call. You may disconnect at this time.